Exhibit 16.1



June 17, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir:

We have read the first two paragraphs of Item 4 included in the Form 8-K dated June 17, 2002 of Tudor Fund For Employees L.P. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP



cc: John R. Torell, CFO